Exhibit 99.1

FOR IMMEDIATE RELEASE

Iconix Acquires The Remaining 49% Interest In Ecko Unltd., and Marc Ecko Cut & Sew

Existing Core Licensee MEE Apparel LLC (MEE) To Continue To Operate Retail Stores and International Distribution For Ecko Unltd., and Marc Ecko Cut & Sew

May 24, 2013— Iconix Brand Group, Inc. (NASDAQ: ICON) (the “Company”) announced today that it has purchased the 49% minority interest in IP Holdings Unltd LLC (“IPHU”), owner of the Ecko Unltd., Marc Ecko Cut & Sew and related trademarks. Previously, the Company held a 51% controlling interest in IPHU. Marc Ecko Enterprises (“MEE”) will continue in its role as the core apparel licensee for the brands.

“We believe there is a strong growth opportunity in the youth culture market around the world and are thrilled to increase our equity in the Ecko Unltd. and Cut & Sew brands. We look forward to continuing to work with our licensees as well as the MEE team to further expand the businesses,” commented, Neil Cole, CEO, Iconix Brand Group.

The Company paid $45 million in cash for the remaining equity in IPHU. In addition, as part of the transaction, the sellers will no longer have any obligations under a note payable by IPHU in the approximate amount of $52 million.

“We look forward to continuing our strong relationship with Iconix and being the leader in youth culture branding, merchandising and design,” said Seth Gerzsberg, CEO, MEE.

Founded in 1993, Ecko Unltd. is a lifestyle brand that quickly became the leading face of global youth culture. Marc Ecko organically built a loyal following among the new generation’s cultural icons like the Beastie Boys, Spike Lee and Chuck D and cemented a strong consumer base. Ecko Ultd is currently sold in over 5,000 stores in 60 countries and has approximately 100 stand-alone retail stores.

In 2004, the Marc Ecko Cut & Sew collection was launched blending classic tailoring with bold graphics and tasteful embellishments. It was designed for men to start dressing a little more seriously while maintaining their youthful edge. Cut & Sew is available at better department stores including Dillard’s, Macy’s and key specialty stores and its product assortment includes apparel, eyewear and footwear.

CoMetrics Partners LLC acted as the financial advisor to MEE in the transaction.

About Iconix Brand Group, Inc. Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE’S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), ED HARDY (R), SHARPER IMAGE (R), UMBRO (R), LEE COOPER (R), ECKO (R), and MARC ECKO (R). In addition, Iconix owns interests in the ARTFUL DODGER (R), MATERIAL GIRL (R), PEANUTS (R), TRUTH OR DARE (R), BILLIONAIRE BOYS CLUB (R), ICE CREAM (R), MODERN AMUSEMENT (R), and BUFFALO (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments Iconix manages its brands to drive greater consumer awareness and equity.

Contact Information: Maria Dolgetta, mdolgetta@iconixbrand.com